EXHIBIT 99.1

Parlux Reports Third Quarter Results

FORT LAUDERDALE, Fla., Feb. 3, 2010 (GLOBE NEWSWIRE) -- Parlux Fragrances, Inc. (Nasdaq:PARL) announced results of its third quarter ended December 31, 2009. Net sales reached $50.3 million, including $3.5 million in sales of GUESS inventories to the new licensee, compared to $47.3 million in the same prior year quarter, an increase of 6%. For the nine-month period ended December 31, 2009, net sales were $130.4 million, compared to $123.0 million in the same prior year period, also an increase of 6%.

Net loss for the quarter ended December 31, 2009 was $5.4 million or $(0.27) per share, compared to a net loss of $4.5 million, or $(0.22) in the comparable period of the prior year. For the nine-month period ended December 31, 2009, the net loss was $4.9 million, or $(0.24) per share, compared to $5.8 million or $(0.28) per share in the comparable period of the prior year.

Mr. Frederick E. Purches, Chairman and CEO, said, "In 2009, the Company had embarked on a strategy of heavy investment in the U.S. department store segment of its business, and unfortunately consumer spending did not improve as anticipated. Our department store sales for the important third quarter were down 30% compared to prior year and even though discretionary advertising spending was reduced, our committed advertising expenses could not be reduced enough to overcome the downtrading from that segment due to the severe economic conditions."

"However," Mr. Purches continued, "our nine-month sales in the department store segment were basically flat, whereas most of our competitors had decreases. Our new launches of Queen Latifah and Marc Ecko have been well received. As previously announced, the loss we reported includes inventory provisions relating to the termination of the GUESS license and slower moving brands. With more cautious spending commitments in the department store segment, the Company expects improved results."

Conference Call

The Company will hold a conference call on Thursday, February 4, 2010, at 10:00 a.m. (EST) to discuss the Company's quarterly results and to provide additional outlook on the next quarter.  To participate, please call Toll Free: 877-803-5703 or International: 763-657-8127, Conference ID #46875953. A digital replay of the conference call will be available from Thursday, February 4, 2010, after 11:00 a.m. EST, until 23:59 February 10, 2010. To access the rebroadcast, Toll Free: 1-800-642-1687 or International: 706-645-9291; Conference ID #46875953.

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and net income, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its balance due to the Company, continued compliance with the covenants in its credit facility, and the Company's ability to amend or replace its existing credit facility to provide it with sufficient liquidity to fund its planned operations. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Net sales:
Unrelated customers	$31,244	$38,547	$86,342	$93,840
Related parties	15,546	8,746	40,553	29,149
Sales - expired license	3,490	--	3,490	--
	50,280	47,293	130,385	122,989

Cost of goods sold:
Unrelated customers	15,937	18,294	39,853	44,913
Related parties	10,736	5,270	23,815	14,398
Cost of sales - expired license	4,922	--	4,922	--
	31,595	23,564	68,590	59,311

Operating expense	27,306	31,086	69,453	73,230

Operating loss	(8,621)	(7,357)	(7,658)	(9,552)

Interest income (expense), net	(131)	40	(283)	238
Foreign exchange loss	--	--	(1)	(1)
Loss before income taxes	(8,752)	(7,317)	(7,942)	(9,315)

Income tax benefit	(3,326)	(2,781)	(3,018)	(3,540)

Net loss	$(5,426)	$(4,536)	$(4,924)	$(5,775)

Loss per common share:
Basic	$(0.27)	$(0.22)	$(0.24)	$(0.28)

Diluted	$(0.27)	$(0.22)	$(0.24)	$(0.28)

Weighted average shares outstanding	20,324,812	20,503,489	20,324,812	20,607,321

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31,	March 31,
	2009	2009
	(Unaudited)

Cash and cash equivalents	$11,008	$6,088
Trade receivables, net	32,077	27,534
Inventories	44,055	66,737
Other current assets	25,222	28,315
Current Assets	112,362	128,674

Inventories, non-current	3,660	--
Equipment and leasehold improvements, net	2,743	2,735
Trademarks and licenses, net	4,847	1,885
Other assets	3,449	3,410
Total Assets	$127,061	$136,704

Borrowings	$2,084	$539
Other current liabilities	15,507	25,681
Current Liabilities	17,591	26,220

Total Liabilities	17,591	26,220

Stockholders' Equity	109,470	110,484
Total Liabilities and Stockholders' Equity	$127,061	$136,704

CONTACT:  Parlux Fragrances, Inc.
          Frederick E. Purches
            Ext. 8116
            fpurches@parlux.com
          Raymond J. Balsys
            Ext. 8106
            rbalsys@parlux.com
          (954) 316-9008
          http://www.parlux.com